UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 25, 2009

MARIPOSA RESOURCES, LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

11923 SW 37 Terrace, Miami, FL  33175
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (305) 677-9456

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 25, 2009, the Company entered into an agreement with Beeston Enterprises Ltd (“Beeston”) under which the Company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada (the “Claims”), which Claims total in excess of 3,900 hectares, in consideration of the issuance of 1,000,000 common shares of the Company to Beeston within six months of the date of signing of the agreement. The Claims are subject to a two percent net smelter royalty which can be paid out for the sum of $1,000,000(CDN).  The Company can earn an undivided 50% interest in the Claims by carrying out a $50,000 (CDN) exploration and development program on the Claims on or before September 25, 2010, plus an additional $200,000 (CDN) exploration and development program on the Claims on or before September 25, 2011.  In the event that the Company acquires an interest in the Claims, the Company and Beeston have further agreed, at the request of either party, to negotiate a joint venture agreement for further exploration and development of the Claims.

Section 8 – Other Events

Item 8.01 Other Events

On July 31, 2009, the Company entered into an Option to Enter Into a Joint Venture Agreement with USA Uranium (“USAU”), as reported on the Company’s Current Report on Form 8K, filed August 5, 2009.  After further investigation, the Company has decided not to continue with this project.  No further actions will be taken regarding the Jack Creek Project, located in Elko County, Nevada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Nanuk Warman

Nanuk Warman, President